Sound Financial Bancorp, Inc. Q3 2026 Results
Seattle, WA, October 27, 2026 — Sound Financial Bancorp, Inc. (the "Company") (Nasdaq: SFBC), the holding company for Sound Community Bank (the "Bank"), today reported net income of $2.3 million for the quarter ended September 30, 2026, or $0.90 diluted earnings per share, compared to net income of $2.5 million, or $0.98 diluted earnings per share, for the quarter ended June 30, 2026, and $1.7 million, or $0.66 diluted earnings per share, for the quarter ended September 30, 2025. The Company also announced today that its Board of Directors declared a cash dividend on the Company's common stock of $0.21 per share, payable on November 20, 2026 to stockholders of record as of the close of business on November 6, 2026.

Comments from the Chief Executive Officer and President / Chief Financial Officer
“Economic uncertainty and increasing rates are influencing business and consumer loan demand again this quarter.  Given slower growth, our strong capital position and the reduced Community Bank Leverage Ratio requirement, we continued our efforts to reduce higher-cost debt, including the repayment of our remaining subordinated debt subsequent to quarter-end.  Consistent balance sheet management is key to our steady performance in the third quarter, much like last quarter,” remarked Laurie Stewart, Chief Executive Officer.

"Third-quarter results demonstrate continued progress in improving the underlying economics of our balance sheet. Net interest margin increased to 3.76%, compared to 3.74% the prior quarter and 3.48% a year ago, while our average cost of deposits declined to 2.11% from 2.15% last quarter and 2.32% a year ago. Year-to-date earnings increased 30.5% compared to the prior year. We also continued to reduce higher-cost funding, including repayment of approximately $2.0 million of subordinated debt during the quarter and repayment of the remaining $6.0 million subsequent to quarter-end. While loans declined during the quarter, we remain focused on adding relationships where returns appropriately compensate us for credit, liquidity and capital risk. We believe these actions position us to continue improving the Company's earnings profile while maintaining strong liquidity and capital", said Wes Ochs, President and Chief Financial Officer.

Q3 2026 Financial Performance
Total assets decreased $23.1 million or 2.2% to $1.04 billion at September 30, 2026, from $1.07 billion at June 30, 2026, and decreased $17.6 million or 1.7% from $1.06 billion at September 30, 2025.
Net interest income decreased $101 thousand or 1.1% to $9.5 million for the quarter ended September 30, 2026, from $9.6 million for the quarter ended June 30, 2026, and increased $550 thousand or 6.2% from $8.9 million for the quarter ended September 30, 2025.

Net interest margin ("NIM"), annualized, was 3.76% for the quarter ended September 30, 2026, compared to 3.74% for the quarter ended June 30, 2026 and 3.48% for the quarter ended September 30, 2025.
Loans held-for-portfolio decreased $14.0 million or 1.6% to $878.0 million at September 30, 2026, compared to $892.0 million at June 30, 2026, and decreased $31.7 million or 3.5% compared to $909.7 million at September 30, 2025.

A $282 thousand release of provision for credit losses was recorded for the quarter ended September 30, 2026, compared to a $223 thousand release of provision for the quarter ended June 30, 2026, and a $55 thousand provision for the quarter ended September 30, 2025. The allowance for credit losses on loans to total loans outstanding was 0.93% at September 30, 2026, compared to 0.94% at June 30, 2026 and September 30, 2025.

Total deposits decreased $24.2 million or 2.6% to $906.7 million at September 30, 2026, compared to $930.9 million at June 30, 2026, and increased $7.7 million or 0.9% compared to $898.9 million at September 30, 2025. Noninterest-bearing deposits decreased $921 thousand or 0.7% to $128.4 million at September 30, 2026, compared to $129.3 million at June 30, 2026, and decreased $3.0 million or 2.3% compared to $131.4 million at September 30, 2025.

Total noninterest income decreased $290 thousand or 20.3% to $1.1 million for the quarter ended September 30, 2026, compared to the quarter ended June 30, 2026, and increased $258 thousand or 29.3% compared to the quarter ended September 30, 2025.

The loans-to-deposits ratio was 97.1% at September 30, 2026, compared to 96.0% at June 30, 2026 and 101.4% at September 30, 2025.

Total noninterest expense decreased $123 thousand or 1.5% to $8.0 million for the quarter ended September 30, 2026, compared to the quarter ended June 30, 2026, and increased $329 thousand or 4.3% compared to the quarter ended September 30, 2025.

Total nonperforming loans increased $440 thousand or 5.5% to $8.5 million at September 30, 2026, from $8.1 million at June 30, 2026, and increased $5.8 million or 212.7% from $2.7 million at September 30, 2025. Nonperforming loans to total loans was 0.97% and the allowance for credit losses on loans to total nonperforming loans was 96.22% at September 30, 2026.

The Bank maintained capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at September 30, 2026.

Operating Results
Net Interest Income after Provision for Credit Losses

	For the Quarter Ended			Q3 2026 vs. Q2 2026		Q3 2026 vs. Q3 2025
	September 30, 2026	June 30, 2026	September 30, 2025	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Interest income	$14,478	$14,846	$14,652	$(368)	(2.5)%	$(174)	(1.2)%
Interest expense	4,988	5,255	5,712	(267)	(5.1)%	(724)	(12.7)%
Net interest income	9,490	9,591	8,940	(101)	(1.1)%	550	6.2%
(Release of) Provision for credit losses	(282)	(223)	55	(59)	26.5%	(337)	(612.7)%
Net interest income after provision for credit losses	$9,772	$9,814	$8,885	$(42)	(0.4)%	$887	10.0%

Q3 2026 vs. Q2 2026
Interest income decreased $368 thousand, or 2.5%, to $14.5 million for the quarter ended September 30, 2026, compared to $14.8 million for the quarter ended June 30, 2026. The decrease was primarily due to a seven basis point decline in the average yield on loans and lower average balances of loans, interest-bearing cash, and investments, partially offset by a 45 basis point increase in the average yield on investments and three basis point increase in the average yield on interest-earning cash.
Interest income on loans decreased $399 thousand, or 2.9%, to $13.4 million for the quarter ended September 30, 2026, compared to $13.8 million for the quarter ended June 30, 2026. The average balance of total loans was $886.6 million for the quarter ended September 30, 2026, compared to $911.9 million for the quarter ended June 30, 2026. The decrease in the average balance of total loans was primarily due to declines in commercial construction loans, partially offset by growth in home equity lines of credit, residential construction loans, and floating home loans. The average yield on total loans was 5.99% for the quarter ended September 30, 2026, down from 6.06% for the quarter ended June 30, 2026. This decrease in yield was primarily due to the collection of a large prepayment penalty on a commercial loan in the prior quarter.
Interest income on investments was $202 thousand for the quarter ended September 30, 2026, compared to $187 thousand for the quarter ended June 30, 2026. The increase was due to a 45 basis point increase in average yield, partially offset by a decrease in the average balance of investments. Interest income on interest-earning cash increased to $898 thousand for the quarter ended September 30, 2026, compared to $882 thousand for quarter ended June 30, 2026, reflecting a higher average yield as a result of the Federal Reserve rate increase in September.
Interest expense decreased $267 thousand, or 5.1%, to $5.0 million for the quarter ended September 30, 2026, compared to the quarter ended June 30, 2026. The decrease was primarily the result of lower average balances of savings and money market accounts, certificates of deposit, subordinated notes and FHLB advances, together with lower average rates paid on deposits. These decreases were partially offset by a higher rate paid on subordinated notes, which bear a variable rate. The average cost of deposits declined to 2.11% for the quarter ended September 30, 2026, from 2.15% for the quarter ended June 30, 2026, as higher cost deposits repriced at lower rates in response to declining market interest rates from September 2025 through September 2026. Interest expense on FHLB advances also declined from the prior quarter, primarily reflecting the early repayment of an advance during the prior quarter.
Net interest margin, annualized, increased to 3.76% for the quarter ended September 30, 2026, from 3.74% for the quarter ended June 30, 2026, primarily due to lower funding costs. The average cost of interest-bearing liabilities decreased six basis points to 2.52%, reflecting the repayment of borrowings, which averaged $8.6 million at 4.21% during the prior quarter, a $2.0 million decrease in average subordinated notes outstanding, and a nine basis point decrease in the average rate paid on certificate accounts to 3.53%. The yield on interest-earning assets decreased six basis points to 5.74%, primarily due to the absence of a $109 thousand prepayment penalty on a commercial loan collected during the prior quarter.
A release of provision for credit losses of $282 thousand was recorded for the quarter ended September 30, 2026, consisting of a release of provision for credit losses on loans of $233 thousand and a release of provision for credit losses on unfunded loan commitments of $49 thousand. This compared to a release of provision for credit losses of $223 thousand for the quarter ended June 30, 2026, consisting of a release of provision for credit losses on loans of $185 thousand and release of provision for credit losses on unfunded loan commitments of $38 thousand. The increase in the release of provision for credit losses for the quarter ended September 30, 2026, compared to the quarter ended June 30, 2026, primarily reflected decreases in the balances of loans and unfunded commitments and an improvement in the Federal Reserve's unemployment forecast over the next 12 months. Other qualitative adjustments were largely applied to the same segments at a similar risk adjustment compared to the quarter ended June 30, 2026; however, there was an increase in the qualitative reserve for the volume of past-due consumer secured loans. Expected credit loss estimates are based on a range of factors, including market conditions, borrower-specific information, projected delinquencies, and the anticipated effects of economic trends on borrowers' ability to repay.
Q3 2026 vs. Q3 2025
Interest income on loans decreased $134 thousand, or 1.0%, to $13.4 million for the quarter ended September 30, 2026, compared to $13.5 million for the quarter ended September 30, 2025. The average balance of total loans was $886.6 million for the quarter ended September 30, 2026, down from $910.3 million for the quarter ended September 30, 2025. The average yield on total loans was 5.99% for the quarter ended September 30, 2026, up from 5.89% for the quarter ended September 30, 2025.
Interest income on investments was $202 thousand for the quarter ended September 30, 2026, compared to $124 thousand for the quarter ended September 30, 2025. The increase was primarily due to a 106 basis point increase in average yield and an increase in the average balance of investments, as lower yielding investments paid down and a higher yielding equity investment was purchased in January 2026. Interest income on interest-earning cash decreased $118 thousand to $898 thousand for the quarter ended September 30, 2026, compared to $1.0 million for the quarter ended September 30, 2025. The decrease was primarily a result of a lower average yield, reflecting lower market interest rates, partially offset by a higher average balance of interest-earning cash.
Interest expense decreased $724 thousand, or 12.7%, to $5.0 million for the quarter ended September 30, 2026, compared to $5.7 million for the quarter ended September 30, 2025. The decrease was primarily the result of a $25.0 million decrease in the average balance of FHLB advances, a $6.0 million decrease in the average balance of subordinated debt, and a $5.8 million decrease in the average balance of interest-bearing demand and NOW accounts, as well as lower average rates paid on all categories of interest-bearing deposits and borrowings, reflecting lower market interest rates, partially offset by a 436 basis point increase in the rate paid on subordinated debt, an $8.7 million increase in savings and money market account balances, and a $3.2 million increase in certificate account balances. In the current quarter, we repaid all outstanding FHLB advances and $2.0 million in subordinated debt. During the prior quarter, we repaid $10.0 million of FHLB advances that were scheduled to mature in January 2028 and bore an interest rate of 4.06%. During the fourth quarter of 2025, we paid down subordinated debt by $4.0 million and repaid $15.0 million of FHLB borrowings that were scheduled to mature in January 2026. The average cost of deposits was 2.11% for the quarter ended September 30, 2026, down from 2.32% for the quarter ended September 30, 2025. The average cost of subordinated debt was 10.01% for the quarter ended September 30, 2026, up from 5.65% for the quarter ended September 30, 2025, due to the debt converting to a variable-rate instrument that reprices on a quarterly basis beginning in the fourth quarter of 2025 from the previous fixed-rate period.
Subsequent to September 30, 2026, we paid off all remaining subordinated debt, totaling $6.0 million, as part of our strategic objective to utilize our excess liquidity to pay down high cost debt. There were no FHLB advances for the quarter ended September 30, 2026, compared to $25.0 million in advances with an average rate of 4.27% for the quarter ended September 30, 2025.
Net interest margin, annualized, increased to 3.76% for the quarter ended September 30, 2026, from 3.48% for the quarter ended September 30, 2025, primarily due to lower funding costs. The average cost of interest-bearing liabilities decreased 27 basis points to 2.52%, reflecting the repayment of borrowings, which averaged $25.0 million at 4.27% during the prior year quarter, and decreases in the average rates paid on savings and money market accounts, to 2.36% from 2.69%, and on certificate accounts, to 3.53% from 3.80%. The yield on interest-earning assets increased three basis points to 5.74% as higher yields on loans and investments were largely offset by a lower yield on interest-earning cash, which decreased to 3.61% from 4.22%.
A release of provision for credit losses of $282 thousand was recorded for the quarter ended September 30, 2026, consisting of a release of provision for credit losses on loans of $233 thousand and a release of provision for credit losses on unfunded loan commitments of $49 thousand. This compared to a provision for credit losses of $55 thousand for the quarter ended September 30, 2025, consisting of a provision for credit losses on loans of $65 thousand and a release of provision for credit losses on unfunded loan commitments of $10 thousand. The release of provision in the current quarter compared to the same quarter last year resulted primarily from a decrease in loan balances, improvements in the Federal Reserve's unemployment forecast, changes in loan mix, and annual updates to the model assumptions, partially offset by additional qualitative adjustments applied to all commercial loan segments, reflecting increased uncertainty in market conditions surrounding inflation, geopolitical events, an uncertainty adjustment tied to the impact of tariffs, and other external factors affecting our clients. Additional qualitative adjustments were also made to multifamily and other consumer secured segments related to the volume of past due and adversely rated loans in the current quarter that were not present in the third quarter of 2025.

Expected credit loss estimates consider various factors, including market conditions, borrower-specific information, projected delinquencies, and anticipated effects of economic trends on borrowers' ability to repay.

Noninterest Income

	For the Quarter Ended			Q3 2026 vs. Q2 2026		Q3 2026 vs. Q3 2025
	September 30, 2026	June 30, 2026	September 30, 2025	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Service charges and fee income	$711	$684	$672	$27	3.9%	$39	5.8%
Earnings on bank-owned life insurance (“BOLI”)	142	277	225	(135)	(48.7)%	(83)	(36.9)%
Mortgage servicing income	249	245	262	4	1.6%	(13)	(5.0)%
Fair value adjustment on mortgage servicing rights	(105)	119	(372)	(224)	(188.2)%	267	(71.8)%
Net gain on sale of loans	145	112	94	33	29.5%	51	54.3%
Other income	(3)	(8)	—	5	(62.5)%	(3)	—%
Total noninterest income	$1,139	$1,429	$881	$(290)	(20.3)%	$258	29.3%
Q3 2026 vs. Q2 2026
Noninterest income during the third quarter of 2026 decreased $290 thousand, or 20.3%, compared to the quarter ended June 30, 2026. The decrease was primarily due to the following changes:
•a $224 thousand decrease in the fair value adjustment on mortgage servicing rights, primarily due to changes in market valuation assumptions during the third quarter, including an increase in the cost of servicing assumption and the impact of a smaller servicing portfolio; and
•a $135 thousand decrease in earnings on BOLI, primarily due to lower market valuation in the current quarter.

The decreases were partially offset by:
•a $33 thousand increase in gain on sale of loans, primarily due to higher loan origination volumes in the current quarter; and
•a $27 thousand increase in service charges and fee income, primarily due to an increase in the collection of loan late fees and deposit fees as a result of a new large depositor relationship in the third quarter and higher fees on existing business depositor relationships.

Loans sold during the quarter ended September 30, 2026, totaled $9.4 million, compared to $7.3 million during the quarter ended June 30, 2026. The increase was primarily due to seasonal fluctuations in loan origination volume and the timing of loan sales.

Q3 2026 vs. Q3 2025
Noninterest income increased $258 thousand, or 29.3%, during the current quarter compared to the quarter ended September 30, 2025, primarily as a result of:
•a $267 thousand improvement in the fair value adjustment on mortgage servicing rights, primarily due to changes in valuation assumptions, including slower estimated prepayment speeds resulting from higher market interest rates, partially offset by an increase in the cost of servicing assumption recorded in the current quarter and by the impact of a smaller servicing portfolio;
•a $51 thousand increase in net gain on sale of loans due to an increase in the volume of loans sold resulting from lower market interest rates in the current year; and
•a $39 thousand increase in service charges and fee income primarily due to higher deposit fee income, higher loan fees associated with reconveyance activity, and higher loan late fees.

These increases were partially offset by:
•an $83 thousand decrease in BOLI earnings primarily due to fluctuations in market conditions affecting BOLI valuations; and

•a $13 thousand decrease in mortgage servicing income, primarily due to the impact of a smaller servicing portfolio.
Noninterest Expense

	For the Quarter Ended			Q3 2026 vs. Q2 2026		Q3 2026 vs. Q3 2025
	September 30, 2026	June 30, 2026	September 30, 2025	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Salaries and benefits	$4,293	$4,645	$4,259	$(352)	(7.6)%	$34	0.8%
Operations	1,701	1,617	1,483	84	5.2%	218	14.7%
Regulatory assessments	198	129	221	69	53.5%	(23)	(10.4)%
Occupancy	399	388	431	11	2.8%	(32)	(7.4)%
Data processing	1,404	1,332	1,274	72	5.4%	130	10.2%
Net loss (gain) on OREO and repossessed assets	10	17	8	(7)	(41.2)%	2	25.0%
Total noninterest expense	$8,005	$8,128	$7,676	$(123)	(1.5)%	$329	4.3%
Q3 2026 vs. Q2 2026
The decrease in noninterest expense during the current quarter compared to the quarter ended June 30, 2026 was primarily related to:
•a $352 thousand decrease in salaries and benefits due to lower incentive compensation expense, the impact of lower market valuations of investments supporting our deferred compensation arrangements for key executives (which was partially offset by decreases in BOLI income recorded in noninterest income), partially offset by higher medical expenses;
This decrease was partially offset by
•an $84 thousand increase in operations expense, primarily due to higher costs associated with our debit card processing, partially offset by lower state and local tax expense and lower legal expenses;
•a $72 thousand increase in data processing expense, primarily due to higher processing costs related to annual increases in software vendor contracts and increased application programming interface ("API") and usage charges;
•a $69 thousand increase in regulatory assessments primarily due to the release of an accrual in the prior quarter related to exam costs, as the actual costs incurred were lower than previously estimated as compared to no release in the current quarter; and
•an $11 thousand increase in occupancy, primarily due to a refund of triple net overpayments on a leased property in the prior quarter.

Q3 2026 vs. Q3 2025
The increase in noninterest expense during the current quarter compared to the quarter ended September 30, 2025 was primarily related to:
•a $218 thousand increase in operations expense, primarily due to higher costs associated with debit card processing;
•a $130 thousand increase in data processing expense, primarily due to higher processing costs related to annual increases in software vendor contracts, increased API and usage charges and the addition of new features, such as fraud detection software, with the goal of lowering operational losses; and
•a $34 thousand increase in salaries and benefits, primarily due to an increase in medical expense, lower deferred loan origination costs due to fewer loan originations in the current quarter, and higher salaries, partially offset by lower market valuations on our deferred compensation for key executives (which was partially offset by the decrease in income on BOLI recorded in noninterest income), lower stock compensation expense and lower incentive compensation expense.

These increases were partially offset by:

•a $32 thousand decrease in occupancy expense, primarily due to lower building lease charges in the third quarter of 2026 following the closure of our Tacoma branch during the second quarter of 2026; and

•a $23 thousand decrease in regulatory assessments, primarily due to reduced quarterly assessments resulting from a lower rate applied to a lower average asset balance and the release of an accrual related to exam costs, as actual costs incurred were lower than previously estimated.

Balance Sheet Review, Capital Management and Credit Quality
Assets totaled $1.04 billion at September 30, 2026, down from $1.07 billion at June 30, 2026 and down from $1.06 billion at September 30, 2025. The decrease from June 30, 2026 was primarily a result of a lower balance of loans held-for-portfolio and lower balances of cash and cash equivalents. The decrease from September 30, 2025 was primarily a result of a lower balance of loans held-for-portfolio, partially offset by a higher balance of cash and cash equivalents and a new equity investment in the first quarter of 2026.
Cash and cash equivalents decreased $7.3 million, or 6.1%, to $112.8 million at September 30, 2026, compared to $120.1 million at June 30, 2026, and increased $11.6 million, or 11.5%, from $101.2 million at September 30, 2025. The decrease from June 30, 2026 primarily reflected deposit outflows and repayments of subordinated debt, partially offset by repayment of loans held-for-portfolio. The increase from September 30, 2025 was primarily due to repayment of loans held-for-portfolio and an increase in deposits, partially offset by the purchase of a $5.0 million Community Reinvestment Act ("CRA") - eligible workforce housing equity investment and the repayment of borrowings and subordinated debt.
Investment securities decreased $605 thousand, or 6.4%, to $8.8 million at September 30, 2026, compared to $9.5 million at June 30, 2026, and decreased $690 thousand, or 7.2%, from $9.5 million at September 30, 2025. Held-to-maturity securities totaled $1.9 million at September 30, 2026, June 30, 2026 and September 30, 2025. Available-for-sale securities totaled $7.0 million at September 30, 2026, compared to $7.6 million at both June 30, 2026 and September 30, 2025. The changes in our available-for-sale and held-to-maturity portfolios from June 30, 2026 and September 30, 2025 primarily related to principal paydowns and maturities, partially offset by fair value adjustments on the available-for-sale portfolio.
Loans held-for-portfolio totaled $878.0 million at September 30, 2026, compared to $892.0 million at June 30, 2026 and $909.7 million at September 30, 2025. The decrease from June 30, 2026 was primarily due to a decline in commercial construction loan balances. The decrease from September 30, 2025 reflected declines in commercial nonowner occupied loans, primarily due to the early payoff of low-rate loans, as well as one-to-four family loans, driven by fewer new home loan originations and normal amortization, and a smaller reduction in consumer secured loans. These decreases were partially offset by growth in residential construction and land loans, home equity loans, and several commercial loan categories.
Equity securities totaled $5.0 million at both September 30, 2026 and June 30, 2026, compared to zero at September 30, 2025. The increase primarily related to an investment made during the first quarter of 2026 in an eligible workforce housing equity investment. The investment represented a deployment of a portion of our interest-earning cash and partially replaced the reduction in our CRA-eligible available-for-sale debt securities. While equity investments generally carry greater risk than debt securities, the investment represents a relatively small percentage of our total assets.
Nonperforming assets (“NPAs”), which are comprised of nonaccrual loans (including nonperforming modified loans), other real estate owned (“OREO”) and other repossessed assets, increased $470 thousand, or 5.8%, to $8.6 million at September 30, 2026, from $8.1 million at June 30, 2026, and increased $5.5 million, or 180.0%, from $3.1 million at September 30, 2025. The increase from June 30, 2026 was primarily due to the placement of $649 thousand of consumer secured loans on nonaccrual status, partially offset by loans returned to accrual status and principal repayments. The increase from one year ago was primarily due to $6.6 million of new nonaccrual loans, partially offset by loan payoffs totaling $282 thousand, loans returned to accrual status, principal repayments, and charge-offs.
Nonperforming loans totaled $8.5 million at September 30, 2026, with commercial and multifamily loans representing $4.2 million, or 48.9% of total nonperforming loans, reflecting a concentration of nonperforming loans within larger relationships. One-to-four family nonperforming loans totaled $2.3 million, or 27.6% of total nonperforming loans, and the remaining balance of nonperforming loans was primarily comprised of manufactured home, home equity, and other consumer loans. OREO and other repossessed assets totaled $77 thousand at September 30, 2026, representing 0.9% of total NPAs.
NPAs to total assets were 0.82%, 0.76% and 0.29% at September 30, 2026, June 30, 2026 and September 30, 2025, respectively. The allowance for credit losses on loans as a percentage of total loans outstanding was 0.93% at September 30, 2026, compared to 0.94% at both June 30, 2026 and September 30, 2025. Net loan charge-offs were $13 thousand for the third quarter of 2026, compared to $30 thousand for the second quarter of 2026 and $37 thousand for the third quarter of 2025.
The following table summarizes our NPAs at the dates indicated (dollars in thousands, unaudited):

	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Nonperforming Loans:
One-to-four family	$2,346	$2,458	$1,939	$1,597	$609
Home equity loans	307	310	383	187	201
Commercial and multifamily	4,155	4,191	4,213	3,163	1,065
Construction and land	159	159	80	82	103
Manufactured homes	949	696	475	461	476
Commercial business	—	—	30	30	—
Other consumer	579	241	259	262	263
Total nonperforming loans	8,495	8,055	7,379	5,782	2,717
OREO and Other Repossessed Assets:
One-to-four family	—	—	—	259	259
Manufactured homes	77	47	99	85	85
Total OREO and repossessed assets	77	47	99	344	344
Total NPAs	$8,572	$8,102	$7,478	$6,126	$3,061

Percentage of Nonperforming Assets:
One-to-four family	27.4%	30.3%	25.9%	26.1%	19.9%
Home equity loans	3.6	3.8	5.1	3.1	6.6
Commercial and multifamily	48.5	51.7	56.3	51.6	34.8
Construction and land	1.9	2.0	1.1	1.3	3.4
Manufactured homes	11.1	8.6	6.4	7.5	15.6
Commercial business	—	—	0.4	0.5	—
Other consumer	6.8	3.0	3.5	4.3	8.5
Total nonperforming loans	99.1	99.4	98.7	94.4	88.8
Percentage of OREO and Other Repossessed Assets:
One-to-four family	—	—	—	4.2	8.4
Manufactured homes	0.9	0.6	1.3	1.4	2.8
Total OREO and repossessed assets	0.9	0.6	1.3	5.6	11.2
Total NPAs	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the allowance for credit losses at the dates and for the periods indicated (dollars in thousands, unaudited):

	At or For the Quarter Ended:
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Allowance for Credit Losses on Loans
Balance at beginning of period	$8,420	$8,635	$8,605	$8,564	$8,536
(Release of) provision for credit losses during the period	(233)	(185)	49	68	65
Net charge-offs during the period	(13)	(30)	(19)	(27)	(37)
Balance at end of period	$8,174	$8,420	$8,635	$8,605	$8,564
Allowance for Credit Losses on Unfunded Loan Commitments
Balance at beginning of period	$184	$222	$148	$112	$122
(Release of) provision for credit losses during the period	(49)	(38)	74	36	(10)
Balance at end of period	135	184	222	148	112
Allowance for Credit Losses	$8,309	$8,604	$8,857	$8,753	$8,676
Allowance for credit losses on loans to total loans	0.93%	0.94%	0.94%	0.95%	0.94%
Allowance for credit losses on loans and unfunded loan commitments to total loans	0.95%	0.96%	0.96%	0.97%	0.95%
Allowance for credit losses on loans to total nonperforming loans	96.22%	104.53%	117.02%	148.82%	315.20%
Allowance for credit losses on loans and unfunded loan commitments to total nonperforming loans	97.81%	106.82%	120.03%	151.38%	319.32%

Total deposits decreased $24.2 million, or 2.6%, to $906.7 million at September 30, 2026, from $930.9 million at June 30, 2026, and increased $7.7 million, or 0.9%, from $898.9 million at September 30, 2025. The decrease in total deposits from June 30, 2026 was primarily due to the managed reduction of higher cost reciprocal deposits. The increase from September 30, 2025 was primarily due to growth from new depositors and existing depositors increasing their balances. Noninterest-bearing deposits decreased $921 thousand, or 0.7%, to $128.4 million at September 30, 2026, compared to $129.3 million at June 30, 2026, and decreased $3.0 million, or 2.3%, compared to $131.4 million at September 30, 2025. Noninterest-bearing deposits represented 14.2%, 13.9% and 14.6% of total deposits at September 30, 2026, June 30, 2026 and September 30, 2025, respectively.
There were no FHLB advances at September 30, 2026 or June 30, 2026, and $25.0 million at September 30, 2025. The decrease from September 30, 2025 was due to the early repayment of a $10.0 million FHLB advance during the prior quarter, which was originally scheduled to mature in January 2028, and the early repayment of a $15.0 million FHLB advance during the fourth quarter of 2025, which was originally scheduled to mature in January 2026. FHLB advances are primarily used to support organic loan growth and maintain liquidity ratios in line with our asset/liability objectives. Subordinated notes, net, totaled $5.8 million at September 30, 2026 and $7.8 million at June 30, 2026, compared to $11.8 million at September 30, 2025. The decrease in subordinated notes reflects a $4.0 million paydown completed on the first scheduled repricing date of October 1, 2025, as part of our ongoing efforts to reduce higher cost debt, and an additional $2.0 million paydown during the current quarter. Subsequent to September 30, 2026, we repaid the remaining $6.0 million in subordinated debt.
Stockholders’ equity totaled $114.0 million at September 30, 2026, an increase of $1.4 million, or 1.3%, from $112.6 million at June 30, 2026, and an increase of $6.5 million, or 6.1%, from $107.5 million at September 30, 2025. The increase from June 30, 2026 was primarily the result of $2.3 million of net income earned during the current quarter, partially offset by a $400 thousand increase in accumulated other comprehensive loss, net of tax, and the payment of $541 thousand in cash dividends to the Company's stockholders.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, which is headquartered in Seattle, Washington and has full-service branches in Seattle, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one loan production office located in the Madison Park neighborhood of Seattle. For more information, please visit www.soundcb.com.

Forward-Looking Statements Disclaimer

When used in this press release and in documents filed or furnished by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), as well as in the Company's other press releases, other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "may," "believe," "will likely result," "are expected to," "will continue," "is anticipated," "anticipate," "expect," "estimate," "project," "plan," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of the Company's future financial performance based on its growth strategies and anticipated trends in its business. These statements are only predictions based on the Company's current expectations and projections about future events and may turn out to be wrong because of inaccurate assumptions, the factors listed below or other factors that the Company cannot foresee that could cause the Company's actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Factors that could cause the Company's actual results to differ materially from those expressed or implied by these forward-looking statements and from historical performance include, but are not limited to: adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of persistent inflation, recessionary pressures or slowing economic growth; changes in interest rate levels and volatility, and the timing and pace of such changes, including actions by the Board of Governors of the Federal Reserve System, which could adversely affect the Company's revenues and expenses, the values of the Company's assets and obligations and the availability and cost of capital and liquidity; the impact of inflation and related monetary and fiscal policy responses, including their effects on consumer and business behavior; the effects of a federal government shutdown, debt ceiling standoff, or other fiscal uncertainty; the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry on investor and depositor sentiment; changes in consumer spending, borrowing and savings habits; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; the Company's ability to implement key growth initiatives and strategic priorities; environmental, social and governance matters; results of examinations of the Company or the Sound Community Bank by their regulators; increased competition; changes in management's business strategies; the ability to adapt to rapid technological changes, including advancements related to artificial intelligence, digital banking platforms, and cybersecurity; legislation or regulatory changes, including but not limited to changes in capital requirements, banking regulations, tax laws, or consumer protection laws; vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or attacks; geopolitical developments and international conflicts, as well as the imposition of new or increased tariffs and trade restrictions, any of which may disrupt financial markets, global supply chains, commodity prices, or economic activity in specific industry sectors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest and other external events on the Company's business; and other factors described in the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other documents filed with or furnished to the SEC, which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

The Company does not undertake—and specifically disclaims any obligation—to revise any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement, except as required by law.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Interest income	$14,478	$14,846	$14,465	$14,284	$14,652
Interest expense	4,988	5,255	5,418	5,622	5,712
Net interest income	9,490	9,591	9,047	8,662	8,940
(Release of) provision for credit losses	(282)	(223)	123	104	55
Net interest income after (release of) provision for credit losses	9,772	9,814	8,924	8,558	8,885
Noninterest income:
Service charges and fee income	711	684	624	649	672
Earnings on bank-owned life insurance	142	277	130	189	225
Mortgage servicing income	249	245	248	253	262
Fair value adjustment on mortgage servicing rights	(105)	119	(140)	(160)	(372)
Net gain on sale of loans	145	112	101	73	94
Other income (loss)	(3)	(8)	(53)	(137)	—
Total noninterest income	1,139	1,429	910	867	881
Noninterest expense:
Salaries and benefits	4,293	4,645	4,458	3,533	4,259
Operations	1,701	1,617	1,501	1,683	1,483
Regulatory assessments	198	129	198	(53)	221
Occupancy	399	388	427	460	431
Data processing	1,404	1,332	1,287	1,200	1,274
Net loss on OREO and repossessed assets	10	17	3	17	8
Total noninterest expense	8,005	8,128	7,874	6,840	7,676
Income before provision for income taxes	2,906	3,115	1,960	2,585	2,090
Provision for income taxes	584	597	384	339	395
Net income	$2,322	$2,518	$1,576	$2,246	$1,695

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Nine Months Ended September 30
	2026	2025
Interest income	$43,789	$43,273
Interest expense	15,661	17,007
Net interest income	28,128	26,266
(Release of) provision for credit losses	(382)	22
Net interest income after release of provision for credit losses	28,510	26,244
Noninterest income:
Service charges and fee income	2,018	2,020
Earnings on bank-owned life insurance	549	648
Mortgage servicing income	742	794
Fair value adjustment on mortgage servicing rights	(126)	(551)
Net gain on sale of loans	357	187
Other income	(64)	—
Total noninterest income	3,476	3,098
Noninterest expense:
Salaries and benefits	13,396	13,175
Operations	4,819	4,291
Regulatory assessments	525	663
Occupancy	1,214	1,284
Data processing	4,024	3,821
Net loss (gain) on OREO and repossessed assets	30	19
Total noninterest expense	24,008	23,253
Income before provision for income taxes	7,978	6,089
Provision for income taxes	1,565	1,175
Net income	$6,413	$4,914

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, unaudited)

	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
ASSETS
Cash and cash equivalents	$112,752	$120,072	$137,984	$138,453	$101,156
Available-for-sale securities, at fair value	6,978	7,575	7,517	7,699	7,637
Held-to-maturity securities, at amortized cost	1,868	1,876	1,884	1,892	1,899
Equity securities	5,000	5,000	5,000	—	—
Loans held-for-sale	283	1,591	281	542	271
Loans held-for-portfolio	878,000	891,969	921,518	905,533	909,715
Allowance for credit losses - loans	(8,174)	(8,420)	(8,635)	(8,605)	(8,564)
Total loans held-for-portfolio, net	869,826	883,549	912,883	896,928	901,151
Accrued interest receivable	3,783	3,747	3,888	3,771	3,896
Bank-owned life insurance, net	24,217	24,055	23,747	23,327	23,138
Other real estate owned ("OREO") and other repossessed assets, net	77	47	99	344	344
Mortgage servicing rights, at fair value	4,268	4,277	4,096	4,183	4,305
Federal Home Loan Bank ("FHLB") stock, at cost	669	670	1,120	1,060	1,735
Premises and equipment, net	4,075	4,127	4,168	4,239	4,421
Right-of-use assets	2,643	2,889	3,133	3,423	3,679
Other assets	6,150	6,249	6,251	6,312	6,531
TOTAL ASSETS	$1,042,589	$1,065,724	$1,112,051	$1,092,173	$1,060,163
LIABILITIES
Interest-bearing deposits	$778,272	$801,541	$837,409	$816,309	$767,554
Noninterest-bearing deposits	128,419	129,340	131,092	132,566	131,389
Total deposits	906,691	930,881	968,501	948,875	898,943
Borrowings	—	—	10,000	10,000	25,000
Accrued interest payable	623	634	496	674	774
Lease liabilities	2,836	3,103	3,364	3,671	3,943
Other liabilities	10,187	9,597	8,839	10,366	10,146
Advance payments from borrowers for taxes and insurance	2,420	1,119	2,625	1,387	2,116
Subordinated notes, net	5,833	7,822	7,812	7,801	11,791
TOTAL LIABILITIES	928,590	953,156	1,001,637	982,774	952,713
STOCKHOLDERS' EQUITY:
Common stock	25	25	25	25	25
Additional paid-in capital	28,896	28,846	28,797	28,737	28,665
Retained earnings	86,277	84,496	82,518	81,483	79,724
Accumulated other comprehensive loss, net of tax	(1,199)	(799)	(926)	(846)	(964)
TOTAL STOCKHOLDERS' EQUITY	113,999	112,568	110,414	109,399	107,450
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,042,589	$1,065,724	$1,112,051	$1,092,173	$1,060,163

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Annualized return on average assets	0.88%	0.94%	0.58%	0.84%	0.63%
Annualized return on average equity	8.10%	9.03%	5.78%	8.19%	6.26%
Annualized net interest margin(1)	3.76%	3.74%	3.51%	3.36%	3.48%
Annualized efficiency ratio(2)	75.31%	73.76%	79.08%	71.78%	78.16%
(1)Net interest income divided by average interest earning assets.
(2)Noninterest expense divided by total revenue (net interest income and noninterest income).

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Basic earnings per share	$0.90	$0.98	$0.61	$0.87	$0.66
Diluted earnings per share	$0.90	$0.98	$0.61	$0.87	$0.66
Weighted-average basic shares outstanding	2,564,776	2,564,165	2,562,467	2,557,608	2,556,562
Weighted-average diluted shares outstanding	2,580,513	2,574,631	2,574,212	2,574,586	2,575,575
Common shares outstanding at period-end	2,569,649	2,568,043	2,568,043	2,567,953	2,566,069
Book value per share	$44.36	$43.83	$43.00	$42.60	$41.87

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans carrying a zero yield for the period they have been on nonaccrual (dollars in thousands).

	Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$886,588	$13,378	5.99%	$911,869	$13,777	6.06%	$910,330	$13,512	5.89%
Interest-earning cash	98,803	898	3.61%	98,902	882	3.58%	95,422	1,016	4.22%
Investments	16,077	202	4.98%	16,566	187	4.53%	12,541	124	3.92%
Total interest-earning assets	$1,001,468	14,478	5.74%	$1,027,337	$14,846	5.80%	$1,018,293	14,652	5.71%
Interest-Bearing Liabilities:
Savings and money market accounts	$357,714	2,126	2.36%	$370,406	2,177	2.36%	$348,996	2,367	2.69%
Demand and NOW accounts	126,483	85	0.27%	130,208	95	0.29%	132,309	103	0.31%
Certificate accounts	295,895	2,630	3.53%	299,654	2,704	3.62%	292,725	2,805	3.80%
Subordinated notes	5,829	147	10.01%	7,819	189	9.70%	11,787	168	5.65%
Borrowings	—	—	—%	8,571	90	4.21%	25,000	269	4.27%
Total interest-bearing liabilities	$785,921	4,988	2.52%	$816,658	5,255	2.58%	$810,817	5,712	2.79%
Net interest income/spread		$9,490	3.22%		$9,591	3.22%		$8,940	2.91%
Net interest margin			3.76%			3.74%			3.48%

Ratio of interest-earning assets to interest-bearing liabilities	127%			126%			126%
Noninterest-bearing deposits	$131,276			$128,204			$127,970
Total deposits	$911,368	$4,841	2.11%	$928,472	$4,976	2.15%	$902,000	$5,275	2.32%
Total funding (1)	$917,197	$4,988	2.16%	$944,862	$5,255	2.23%	$938,787	$5,712	2.41%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as total interest expense divided by average total funding.

	Nine Months Ended
	September 30, 2026			September 30, 2025
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$904,089	$40,461	5.98%	$900,780	$39,795	5.91%
Interest-earning cash	106,049	2,841	3.58%	97,996	3,123	4.26%
Investments	16,099	487	4.04%	12,769	355	3.72%
Total interest-earning assets	$1,026,237	43,789	5.70%	$1,011,545	43,273	5.72%
Interest-Bearing Liabilities:
Savings and money market accounts	$372,138	6,610	2.37%	$342,046	6,684	2.61%
Demand and NOW accounts	127,543	261	0.27%	137,090	317	0.31%
Certificate accounts	298,943	8,070	3.61%	292,028	8,704	3.98%
Subordinated notes	7,145	522	9.77%	11,777	504	5.72%
Borrowings	6,337	198	4.18%	25,002	798	4.27%
Total interest-bearing liabilities	$812,106	15,661	2.58%	$807,943	17,007	2.81%
Net interest income/spread		$28,128	3.13%		$26,266	2.91%
Net interest margin			3.66%			3.47%

Ratio of interest-earning assets to interest-bearing liabilities	126%			125%
Noninterest-bearing deposits	$131,048			$125,370
Total deposits	$929,672	$14,941	2.15%	$896,534	$15,705	2.34%
Total funding (1)	$943,154	$15,661	2.22%	$933,313	$17,007	2.44%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

LOANS
(Dollars in thousands, unaudited)

	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Real estate loans:
One-to-four family	$238,083	$244,168	$251,146	$253,841	$257,797
Home equity	34,790	32,107	31,903	31,468	29,903
Commercial and multifamily	389,734	381,809	409,810	409,729	408,802
Construction and land	57,612	76,158	71,878	50,261	52,797
Total real estate loans	720,219	734,242	764,737	745,299	749,299
Consumer loans:
Manufactured homes	43,343	42,668	42,968	43,080	42,735
Floating homes	88,556	87,566	84,927	87,315	88,674
Other consumer	13,096	13,832	15,978	16,571	17,031
Total consumer loans	144,995	144,066	143,873	146,966	148,440
Commercial business loans	14,737	15,748	15,164	15,378	14,214
Total loans	879,951	894,056	923,774	907,643	911,953
Less:
Premiums	553	583	610	627	644
Deferred fees, net	(2,504)	(2,670)	(2,866)	(2,737)	(2,882)
Allowance for credit losses - loans	(8,174)	(8,420)	(8,635)	(8,605)	(8,564)
Total loans held-for-portfolio, net	$869,826	$883,549	$912,883	$896,928	$901,151

DEPOSITS
(Dollars in thousands, unaudited)

	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Noninterest-bearing demand	$128,419	$129,340	$131,092	$132,566	$131,388
Interest-bearing demand	129,058	130,210	130,642	125,634	129,570
Savings	59,154	59,081	58,881	59,478	60,106
Money market	296,994	314,205	345,913	331,604	286,827
Certificates	293,066	298,045	301,973	299,593	291,052
Total deposits	$906,691	$930,881	$968,501	$948,875	$898,943

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Total nonperforming loans	$8,495	$8,055	$7,379	$5,782	$2,717
OREO and other repossessed assets	77	47	99	344	344
Total nonperforming assets	$8,572	$8,102	$7,478	$6,126	$3,061
Net charge-offs during the quarter	$(13)	$(30)	$(19)	$(27)	$(37)
(Release of) provision for credit losses during the quarter	(282)	(223)	123	104	55
Allowance for credit losses - loans	8,174	8,420	8,635	8,605	8,564
Allowance for credit losses - loans to total loans	0.93%	0.94%	0.94%	0.95%	0.94%
Allowance for credit losses - loans to total nonperforming loans	96.22%	104.53%	117.02%	148.82%	315.20%
Nonperforming loans to total loans	0.97%	0.90%	0.80%	0.64%	0.30%
Nonperforming assets to total assets	0.82%	0.76%	0.67%	0.56%	0.29%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Total loans to total deposits	97.05%	96.04%	95.38%	95.65%	101.45%
Noninterest-bearing deposits to total deposits	14.16%	13.89%	13.54%	13.97%	14.62%

Average total assets for the quarter	$1,047,197	$1,071,897	$1,094,501	$1,066,451	$1,063,972
Average total equity for the quarter	$113,791	$111,863	$110,575	$108,837	$107,375

Contact

Financial:
Wes Ochs
President/CFO
(206) 436-8587

Media:
Laurie Stewart
CEO
(206) 436-1495